Exhibit 4.1

[THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO, UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”), A NEW YORK CORPORATION, TO AXIS SPECIALTY FINANCE LLC OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.]

No. R-1	CUSIP No. 05464HAC4
ISIN No. US05464HAC43

AXIS SPECIALTY FINANCE PLC

4.000% Senior Notes

Due December 6, 2027

Fully and unconditionally

guaranteed by

AXIS CAPITAL HOLDINGS LIMITED

Principal Amount:	$350,000,000

Regular Record Date:	with respect to each Interest Payment Date, the close of business on the preceding May 22 or November 22, as the case may be (whether or not a Business Day)

Original Issue Date:	December 6, 2017

Stated Maturity:	December 6, 2027

Interest Payment Dates:	June 6 and December 6, commencing June 6, 2018

Interest Rate:	4.000% per year

Authorized Denomination:	$2,000 or any integral multiples of $1,000 in addition thereto

AXIS Specialty Finance PLC, a public company limited by shares incorporated under the laws of England and Wales (the “Issuer,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $350,000,000 on the Stated Maturity shown above, and to pay interest thereon from the Original Issue Date shown above, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on each Interest Payment Date as specified above, commencing on June 6, 2018, and on the Stated Maturity at the rate per year shown above until the principal hereof is paid or made available for payment and on any overdue principal and on any overdue installment of interest to the extent permitted by law. As provided in this Note, the Issuer or the Guarantor under certain circumstances would be required to pay Additional Amounts (as defined on the reverse hereof) to the Holders of the Senior Notes (as defined on the reverse hereof). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (other than an Interest Payment Date that is the Stated Maturity or a Redemption Date) will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date as specified above next preceding such Interest Payment Date, provided that any interest payable at Stated Maturity or on a Redemption Date will be paid to the Person to whom principal is payable. Except as otherwise provided in the Indenture, any such interest that is not so punctually paid or duly provided for will forthwith cease to be payable to the Holders on such Regular Record Date and may be paid as provided in Section 2.7 of the Indenture.

Payments of interest on this Note will include interest accrued to but excluding the respective Interest Payment Dates. Interest payments for this Note shall be computed and paid on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date the payment was originally payable.

Payment of the principal of and interest due at the Stated Maturity or a Redemption Date of this Note shall be made upon surrender of this Note at the Corporate Trust Office of the Trustee. The principal of and interest on this Note shall be paid in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Payment of interest (including interest on an Interest Payment Date) will be made, subject to such surrender where applicable, at the option of the Issuer, (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer at such place and to such account at a banking institution in the United States as may be designated in writing to the Trustee at least 15 days prior to the date for payment by the Person entitled thereto.

The Senior Notes will be unsecured obligations of the Issuer and will, subject to the provisions set forth in Section 8 on the reverse of this Note, rank equally in right of payment with all other unsecured, senior indebtedness of the Issuer from time to time outstanding. The Senior Notes will rank senior to any subordinated indebtedness of the Issuer.

AXIS Capital Holdings Limited (the “Guarantor”) does hereby fully and unconditionally guarantee (the “Guarantee”) to the Holders and to the Trustee all payment obligations of the Issuer on this Note when due, in accordance with the provisions of this Indenture, as provided below. The Guarantee shall, subject to the provisions set forth in Section 8 on the reverse of this Note, rank equally in right of payment with other unsecured, senior indebtedness of the Guarantor. The Guarantee will rank senior to any subordinated indebtedness of the Guarantor.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF, WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

AXIS SPECIALTY FINANCE PLC, as Issuer

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the 4.000% Senior Notes due 2027 referred to in the within-mentioned Indenture.

Dated:	THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

(Reverse Side of Note)

1.    The Indenture and the Senior Notes. This Note is one of a duly authorized issue of Senior Notes of the Issuer issued and issuable in one or more series under a Senior Indenture dated as of March 13, 2014 (the “Indenture”), among the Issuer, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture, including the Board Resolutions and Officers’ Certificates filed with the Trustee on December 6, 2017 creating the Senior Notes, and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Guarantor, the Trustee and the Holders of the Senior Notes issued thereunder and of the terms upon which said Senior Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof as 4.000% Senior Notes due 2027 (the “Senior Notes”), initially limited in aggregate principal amount of $350,000,000; provided, however, that the aggregate principal amount of the Senior Notes may be increased in the future, without the consent of the Holders of the Senior Notes, on the same terms and with the same CUSIP and ISIN numbers as the Senior Notes. Capitalized terms used herein for which no definition is provided herein shall have the meanings set forth in the Indenture.

2    Exchange. This Note is exchangeable in whole or from time to time in part for Senior Notes in definitive registered form only as provided herein and in the Indenture. If (i) at any time the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for this Note, and the Issuer does not appoint a successor Depositary within 90 days after the Issuer receives such notice or becomes aware of such condition, as the case may be, (ii) at any time, the Depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and the Issuer has not appointed a successor depositary within 90 days after the Issuer learns that the Depositary has ceased to be so registered or (iii) the Issuer in its sole discretion determines that this Note shall be exchangeable for Senior Notes in definitive registered form and executes and delivers to the Security Registrar a written order of the Issuer providing that this Note shall be so exchangeable, this Note shall be exchangeable for Senior Notes in definitive registered form, provided that the definitive Senior Notes so issued in exchange for this Note shall be in denominations of $2,000 and whole multiples of $1,000 in excess of $2,000, without coupons, and be of like aggregate principal amount and tenor as the portion of this Note to be exchanged. Except as provided above, owners of beneficial interests in this Note will not be entitled to have Senior Notes registered in their names, will not receive or be entitled to physical delivery of Senior Notes in definitive registered form and will not be considered the Holders thereof for any purpose under the Indenture. Neither the Issuer, the Guarantor, the Trustee, any Paying Agent nor the Security Registrar shall have any responsibility or liability for any aspect of records relating to or payments made on account of beneficial ownership interests in this Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

3.    Events of Default. If an Event of Default with respect to the Senior Notes shall occur and be continuing, the principal of the Senior Notes may become or may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

4.    Amendment and Modification, Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of the Senior Notes under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Senior Notes at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Senior Notes at the time Outstanding, on behalf of the Holders of all Senior Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Senior Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

5.    Defeasance. The Indenture contains provisions for defeasance at any time of (a) the entire indebtedness of the Issuer pursuant to this Note and (b) restrictive covenants and the related Events of Default, upon compliance by the Issuer with certain conditions set forth therein, which provisions apply to this Note.

6.    Optional Redemption. Subject to the provisions set forth under Section 7 of this Note, the Senior Notes will be redeemable, at the option of the Issuer, in whole or in part, at any time (a “Redemption Date”) prior to August 1, 2027 (the “Par Call Date”), at a redemption price (the “Redemption Price”) equal to the greater of (i) 100% of the aggregate principal amount of the Senior Notes to be redeemed and (ii) an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed (not including any portion of such payments of interest accrued as of such Redemption Date) that would be due if the Senior Notes matured on the Par Call Date, discounted to such Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points; plus in each case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, such Redemption Date.

In addition, at any time and from time to time on or after the Par Call Date, subject to the provisions set forth under Section 7 of this Note, the Senior Notes will be redeemable, at the option of the Issuer, in whole or in part, at a Redemption Price equal to 100% of the principal amount of the Senior Notes to be redeemed plus accrued and unpaid interest to, but excluding, such Redemption Date.

“Treasury Rate” means (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month), or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate shall be calculated on the third Business Day preceding the Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Senior Notes to be redeemed if the Senior Notes matured on the Par Call Date.

“Independent Investment Banker” means Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and their successors or, if none of such firms is willing or able to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Issuer.

“Comparable Treasury Price” means (1) the average of four Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and their respective successors and one other primary U.S. government securities dealer (each a “Primary Treasury Dealer”), as specified by the Issuer; provided, that (1) if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer and (2) if the Issuer fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Independent Investment Banker after consultation with the Issuer.

“Reference Treasury Dealer Quotations” mean, with respect to a Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

Notice of any redemption will be mailed at least 30 days but no more than 60 days before the Redemption Date to each Holder of the Senior Notes to be redeemed. Notwithstanding Section 12.2 of the Indenture, the notice of redemption with respect to the foregoing redemption need not set forth the Redemption Price but only the manner of calculation thereof.

The Issuer shall furnish to the Trustee an Officer’s Certificate stating the Redemption Price with respect to the foregoing redemption promptly after the calculation thereof. The Trustee shall not be responsible for calculating said Redemption Price or any component thereof, and shall rely conclusively on the Officer’s Certificate for the Redemption Price. Unless the Issuer defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Senior Notes or portions thereof called for redemption.

If less than all of the Senior Notes are to be redeemed, the Trustee shall select, in such manner as it deems appropriate and fair, the principal amount of such Senior Notes held by each beneficial owner of such Senior Notes to be redeemed. The Trustee may select notes and portions of notes in amounts of $2,000 and whole multiples of $1,000 in excess of $2,000.

7.    Regulatory Consent to Certain Redemptions. Any redemption of the Senior Notes that is within five years of the Original Issue Date is subject to the Issuer having obtained the consent or non-objection of the Bermuda Monetary Authority (or any successor agency or then-applicable regulatory authority) if then-required by the Relevant Rules.

An Officer’s Certificate of the Guarantor confirming such consent or non-objection or that such consent or non-objection is not required shall be conclusive and sufficient evidence thereof and shall be binding on the Trustee and the Holders.

In addition, under the Relevant Rules, no redemption may be made by the Issuer at any time if there are reasonable grounds for believing that the Issuer is, or would after the payment be, unable to pay its liabilities as they become due; or the realizable value of the Issuer’s assets would thereby be less than its liabilities; or that the Issuer is or would after such payment be in breach of the Relevant Rules, including the Group Enhanced Capital Requirement contained within the Relevant Rules.

“Relevant Rules” means the Companies Act 1981 of Bermuda, the Insurance Act 1978 of Bermuda and any other legislation, rules or regulations of Bermuda or of the Bermuda Monetary Authority or any successor agency or then-applicable regulatory authority (including, but not limited to, the Bermuda Insurance (Group Supervision) Rules 2011, as amended) relating to the characteristics, features or criteria of capital resources and which are, at such time, applicable to the Guarantor.

8.    Subordination to Policy Holders in the Event of Insolvency. (a) Each of the Issuer and the Guarantor covenants and agrees, and each Holder, by its acceptance of a Senior Note, likewise covenants and agrees, that in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to each of the Issuer or the Guarantor or any Group Insurance Entity, and in the event of any proceedings for winding up of the Issuer or the Guarantor or any Group Insurance Entity, whether or not involving insolvency or bankruptcy, then the Policy Holders shall be entitled to receive payment in full of the Policy Obligations before the Holders are entitled to receive any payment on account of the principal of or interest on with respect to the Senior Notes, other than securities of the Issuer or the Guarantor as reorganized or readjusted or securities of the Issuer or the Guarantor or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in this Section 8 with respect to the Senior Notes, to the payment of all Policy Obligations, provided that the rights of the Policy Holders are not altered by such reorganization or readjustment.

“Group Insurance Entity” means any subsidiary of AXIS Capital Holdings Limited that is a regulated insurance or reinsurance company (or part of such regulatory group) pursuant to the Relevant Rules.

“Policy Holders” means holders of Policy Obligations.

“Policy Obligations” means the policy obligations of any Group Insurance Entity. means claims of policyholders in a winding-up of a Group Insurance Entity to the extent that those claims relate to any amounts to which the Group Insurance Entity is, or may become, liable to a Policy Holder pursuant to a contract of insurance, including all amounts to which Policy Holders are entitled under applicable legislation or rules relating to the winding-up or administration of insurance companies to reflect any right to receive, or expectation of receiving, benefits which such Policy Holders may have.

(b) Nothing contained in this Section 8 or elsewhere in this Note or in the Indenture shall prevent at any time, (1) the Issuer from making payments at any time of principal of or interest on the Senior Notes, except under the conditions described in Section 8(a) or during the pendency of any proceedings or sale therein referred to, provided, however, that payments of principal of or interest on the Senior Notes shall only be made by the Issuer or the Guarantor, as applicable, within three business days of the due dates for such payments or (2) the application by the Trustee of any moneys deposited with it hereunder to the payment of or on account of the principal of or interest on the Senior Notes, (a) if at the time of such deposit the Trustee did not have written notice prior to three (3) Business Days prior to the date such monies or assets become payable in accordance with Section 8(d) of this Note of any event prohibiting the making of such deposit by the Issuer or (b) if in the event of redemption, the Trustee did not have such written notice prior to the time that the notice of redemption pursuant to Section 6 of this Note was given (which notice of redemption shall in no event be given more than 60 days prior to the date fixed for redemption).

(c) Each Holder by his or her acceptance of a Senior Note authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination as provided in this Section 8.

(d) Notwithstanding the provisions of this Section 8 or any other provisions of this Note or the Indenture, the Trustee shall not be charged with the knowledge of the existence of any facts which would prohibit the making of any payment of moneys or other assets to or by the Trustee in respect of the Senior Notes pursuant to this Section 8, or taking any other action, unless and until a Responsible Officer of the Trustee shall have received at the Corporate Trust Office of the Trustee written notice thereof from the Issuer or the Guarantor and prior to such receipt of any such written notice, the Trustee shall be entitled to assume that no such facts exist; provided, however, that if at least three (3) Business Days prior to the date upon which by the terms hereof any such monies or other assets may become payable for any purpose (including, without limitation, the payment of either the cash amount payable at maturity or interest on any Security or Coupon), a Responsible Officer of the Trustee shall not have received with respect to such monies or other assets the notice provided for in this Section 8(d), then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such monies or other assets and to apply the same to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such three (3) Business Days prior to such date.

(e) The failure to make a payment pursuant to the Senior Notes by reason of any provision in this Section 8 shall not be construed as preventing the occurrence of a default or Event of Default.

The obligations of the Guarantor under its Guarantee pursuant to Article XIV of the Indenture will be junior and subordinated to Policy Obligations on the same basis as the Senior Notes are junior and subordinated to Policy Obligations.

(f) Nothing contained in this Section 8 or elsewhere in this Note or in the Indenture shall apply to the claims of, or payments to, the Trustee under or pursuant to Section 5.3 or Section 6.6 of the Indenture.

With respect to the Policy Holders, the Trustee undertakes to perform or to observe only such of the Trustee’s covenants and obligations as are specifically set forth in the Indenture and no implied covenants or obligations with respect to the Policy Holders shall be read into this Section 8 or elsewhere in this Note or the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the Policy Holders and the Trustee shall not be liable to any Policy Holder if the Trustee shall mistakenly pay over or distribute to Holders, the Issuer, the Guarantor or to any other Person cash, property, securities or other assets to which any Policy Holder shall be entitled by virtue of this Section 8 or otherwise.

9. Payment of Additional Amounts. The Issuer and the Guarantor shall make all payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Senior Notes or the Guarantee without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or Bermuda or any other jurisdiction in which the Issuer or the Guarantor is organized or any jurisdiction from or through which a payment on the Senior Notes is made (each, a “taxing jurisdiction”) or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted by (1) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (2) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is required, the Issuer or the Guarantor shall, subject to the limitations and exceptions described below, pay to the Holder such additional amounts (“Additional Amounts”) as may be necessary so that every net payment of principal, premium, if any, interest or any other amount made to such Holder, after the withholding or deduction, will not be less than the amount provided for in such Senior Notes or in the Indenture to be then due and payable. The Issuer or the Guarantor shall not be required to pay any Additional Amounts for or on account of:

1)	any tax, fee, duty, assessment or governmental charge of whatever nature which would not have been imposed but for the fact that (a) such Holder or the beneficial owner of the Senior Notes was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction or any political subdivision thereof other than by reason of the mere ownership of, or receipt of payment under, such Senior Notes or the Guarantee, (b) such Holder presented, where presentation is required, such Senior Notes for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such Senior Notes could not have been presented for payment elsewhere, or (c) such Holder presented, where presentation is required, such Senior Notes for payment more than 30 days after the date on which the payment in respect of such Senior Notes became due and payable or provided for, whichever is later, except to the extent that the Holder would have been entitled to such Additional Amounts if it had presented such Senior Notes for payment on any day within that 30-day period;

2)	any estate, inheritance, gift, sale, use, value added, excise, transfer, personal property or similar tax, fee, duty, assessment or other governmental charge;

3)	any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by the Holder or beneficial owner of the Senior Notes to comply with any reasonable request by the Issuer or the Guarantor addressed to the Holder within 90 days of such request (a) to provide information concerning the nationality, residence or identity of the Holder or beneficial owner or (b) to make any declaration or other similar claim or satisfy any information or reporting requirement, which, in each case, is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;

4)	any tax, fee, duty, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of and premium, if any, interest and any other amounts on, or in respect of, the Senior Notes or the Guarantee;

5)	any withholding or deduction imposed on or in respect of any Senior Notes pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, any current or future regulations or official interpretations thereof or intergovernmental agreements in connection therewith (and any law, regulation or official guidance enacted or issued in any jurisdiction in connection with any such intergovernmental agreement), and any agreements entered into pursuant to Section 1471(b)(1) of the U.S. Internal Revenue Code of 1986, as amended; or

6)	any combination of items (1), (2), (3), (4) and (5).

In addition, the Issuer and the Guarantor shall not pay Additional Amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, or in respect of, any such Senior Notes or the Guarantee to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such Senior Notes if such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner to the extent such beneficiary, settlor, member or beneficial owner would not have been entitled to such Additional Amounts had it been the Holder.

At least 30 days prior to each date on which any payment under or with respect to the Senior Notes is due and payable (unless such obligation to pay Additional Amounts arises after the 30th day prior to the date on which payment under or with respect to the Senior Notes is due and payable, in which case it will be promptly thereafter), if the Issuer or the Guarantor will be obligated to pay Additional Amounts with respect to such payment, the Issuer or the Guarantor will deliver to the Trustee an Officer’s Certificate stating that such Additional Amounts will be payable and the amounts so payable and setting forth such other information as is necessary to enable the Trustee to pay such Additional Amounts to the Holders of such Senior Notes on the payment date.

All references in this Note or the Indenture to principal of and premium, if any, interest and any other amounts on, or in respect of, the Senior Notes or the Guarantee shall be deemed to include references to any Additional Amounts which may be payable in respect thereof.

10.    Redemption for Tax Purposes. Subject to the provisions set forth under Section 7 of this Note, the Issuer or the Guarantor may redeem the Senior Notes at its option, in whole but not in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the Holders, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and Additional Amounts, if any, to the date fixed for redemption, if at any time the Issuer or the Guarantor receives an Opinion of Counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of the United Kingdom or Bermuda or any other taxing jurisdiction (or of any political subdivision or taxing authority thereof or therein) or any change in any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings, (2) any action taken by a taxing authority of the United Kingdom or Bermuda or any other taxing jurisdiction (or any political subdivision or taxing authority thereof or therein) which action is generally applied or is taken with respect to the Issuer or the Guarantor, or (3) a decision rendered by a court of competent jurisdiction in the United Kingdom or Bermuda or any other taxing jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to the Issuer or the Guarantor, which change, amendment, action or decision is announced and becomes effective on or after the Original Issue Date (or, if the taxing jurisdiction was not a taxing jurisdiction on the Original Issue Date, the date on which such taxing jurisdiction became a taxing jurisdiction under the Indenture), there is a substantial probability that the Issuer or the Guarantor will be required as of the next Interest Payment Date to pay Additional Amounts with respect to the notes as provided in Section 9 of this Note and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. Notwithstanding the foregoing, no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor, as the case may be, would be obligated to make such payment of Additional Amounts if a payment in respect of the Senior Notes were then due. Prior to giving of any notice of redemption described in this Section 10, the Issuer or the Guarantor, as the case may be, shall deliver to the Trustee (a) a certificate signed by a responsible accounting or financial officer of AXIS Finance PLC or AXIS Capital, as the case may be, stating that the obligation to pay Additional Amounts cannot be avoided by the Issuer or the Guarantor, as the case may be, taking reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available to it and (b) a written opinion of independent tax counsel of recognized standing to the effect that the circumstances referred to above exist. The Trustee shall accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it shall be conclusive and binding on the Holders. Interest on the Senior Notes shall cease to accrue at the redemption date unless the Issuer or the Guarantor defaults in the payment of the redemption price.

Notwithstanding the foregoing, the Issuer or the Guarantor, as the case may be, may not redeem the Senior Notes under this provision if the taxing jurisdiction changes under the Indenture and the Issuer or the Guarantor, as the case may be, is obligated to pay Additional Amounts as a result of a change in the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings, of the then current taxing jurisdiction which, at the time the latter became a taxing jurisdiction under the Indenture, was publicly announced as being or having been formally proposed.

11.    No Impairment of Obligation to Pay Interest. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, as herein prescribed.

12.    Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the surrender of this Note for registration of transfer at the office or agency of the Issuer for such purpose, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer or the Security Registrar and duly executed by, the Holder hereof or his/her attorney duly authorized in writing, and thereupon one or more new Senior Notes, of authorized denominations and of like tenor and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such exchange or registration of transfer, but the Issuer will require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Issuer, the Trustee, any Person authorized by the Issuer to pay the principal of or any premium, interest or Additional Amounts on any Securities on behalf of the Issuer (“Paying Agent”) and the Security Registrar may deem and treat the Person in whose name this Note is registered as the absolute owner hereof for all purposes, whether or not this Note be overdue and notwithstanding any notice of ownership or writing thereon made by anyone other than the Security Registrar, and neither the Issuer nor the Trustee nor any Paying Agent nor the Security Registrar shall be affected by notice to the contrary.

13.    Denominations. The Senior Notes are issuable only in registered form without coupons in denominations of $2,000 and whole multiples of $1,000 in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Senior Notes are exchangeable for a like aggregate principal amount of Senior Notes of a different authorized denomination, as requested by the Holder surrendering the same upon surrender of the Senior Note or Senior Notes to be exchanged at the office or agency of the Issuer.

14.    No Recourse. No recourse shall be had for payment of the principal of or interest on this Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, as such or against any past, present or future shareholder, officer or director, as such, of the Issuer or of any successor, either directly or through the Issuer or any successor, under any rule, law, statute or constitutional provision, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such liability being expressly waived and released, by the acceptance hereof and as part of the consideration for the issuance hereof.

15.    No Rights of Set-off. This Note does not in any way give rise to any rights of set-off, recoupments or counterclaims against any claims and obligations of the Issuer, the Guarantor or any of the Guarantor’s regulated operating subsidiaries to any Person in whose names the Senior Notes are registered or any creditor of the Issuer, the Guarantor or any of the Guarantor’s regulated operating subsidiaries.

16.    No Encumbrances. By acquiring the Senior Notes, each Holder is deemed to agree and acknowledge that no security or encumbrance of any kind is, or will at any time be, provided by the Issuer, the Guarantor or any of their respective affiliates to secure the rights of Holders.

17.    Governing Law. This Note shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such state, except as may be required by mandatory provisions of law.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM – as tenants in common	UNIF GIFT MIN ACT – Custodian under Uniform Gift to Minors Act

(State)

TEN ENT – as tenants by the entireties

JT TEN – as joint tenants with rights of	CUST — Custodian survivorship and not as tenants in common

Additional abbreviations may also be used

though not on the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s) and transfer(s) unto

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE OF ASSIGNEE

(please insert Social Security or other identifying number of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing agent to transfer said Note on the books of the Issuer, with full power of substitution in the premises.

Dated:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular without alteration or enlargement, or any change whatever.